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                                                                   Exhibit 10(x)


October 10, 2001


Michel Farkouh
The Scotts Company
21 Chemin de la Sauvegarde
69136 Ecully France

Dear Mr. Farkouh:

Pursuant to our various discussions, we confirm that in the event of termination of your employment contract by SCOTTS France SAS(2), for whatever reason except for serious or intentional misconduct, you will be entitled to a severance package equivalent to 2 years salary. The indemnity for dismissal provided for by the collective bargaining agreement ("indemnite conventionnelle de licenciement") will be considered to be included in said lump sum severance payment. The severance payment will however have no incidence on your right to a period of notice and will not be considered to include any indemnity which may be due with respect to the notice period (indemnite de preavis").

The company also undertakes to compensate you for any net loss which you may incur on sale of your principal residence, if you are obliged to move for business reasons for The Scotts Company.

Sincerely,

/s/ Hadia Lefavre

Hadia Lefavre
Executive Vice President
Human Resources Worldwide